Exhibit 10.15

NIKE, INC.

FY _______ LONG-TERM INCENTIVE AWARD AGREEMENT

Pursuant to Section 6 of the Long-Term Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to <<Name>> (“Recipient”) a performance-based award, subject to the terms and conditions of this FY _______ Long-Term Incentive Award Agreement between the Company and Recipient, including the provisions set forth in the attached Appendix for Recipients outside the U.S., if applicable (collectively, this “Agreement”). By accepting this Agreement, Recipient agrees to all of the terms and conditions of the award.

On _________, 20__, the Compensation Committee (the “Committee”) of the Company’s Board of Directors authorized this performance-based award to Recipient. Compensation paid pursuant to this award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.      Award. Subject to the terms and conditions of this Agreement, the Company shall pay to Recipient the dollar amount (the “Dollar Target Award Payment”) determined under this Agreement based on (a) the Company’s financial performance during the _______-year period from June 1, 20__ to May 31, 20__ (the “Performance Period”) as described in Section 2 and (b) Recipient’s continued employment during the Performance Period as described in Section 3. Recipient’s “Dollar Target Award” for purposes of this Agreement is $<<Target>>.

2.      Revenue and EPS Performance Conditions.

2.1      Subject to Section 3, the Dollar Target Award Payment to be paid to Recipient shall be determined by multiplying the Payout Factor by the Dollar Target Award. The “Payout Factor” equals the average of the Revenue-Related Percentage Level for the Performance Period and the EPS-Related Percentage Level for the Performance Period. The Revenue-Related Percentage Level for the Performance Period shall be determined under the table below based on the Company’s Cumulative Revenue (as defined below) for the Performance Period. The EPS-Related Percentage Level for the Performance Period shall be determined under the table below based on the Company’s Cumulative EPS (as defined below) for the Performance Period. For example, if the Company’s Cumulative Revenue for the Performance Period is $_______ and the Company’s Cumulative EPS for the Performance Period is $_______, then the Revenue-Related Percentage Level will be 110%, the EPS-Related Percentage Level will be 140%, and the Payout Factor will therefore equal 125%.

Cumulative Revenue	Revenue-Related Percentage Level	Cumulative EPS	EPS-Related Percentage Level
(in millions)
Less than $____	0%	Less than $____	0%
$____	50%	$____	50%

Cumulative Revenue	Revenue-Related Percentage Level	Cumulative EPS	EPS-Related Percentage Level
(in millions)
$____	60%	$____	60%
$____	70%	$____	70%
$____	80%	$____	80%
$____	90%	$____	90%
$____	100%	$____	100%
$____	110%	$____	110%
$____	120%	$____	120%
$____	130%	$____	130%
$____	140%	$____	140%
$____	150%	$____	150%
$____	160%	$____	160%
$____	170%	$____	170%
$____	180%	$____	180%
$____	190%	$____	190%
$____ or more	200%	$____ or more	200%

If the Company’s Cumulative Revenue is between any two data points set forth in the first column of the above table, the Revenue-Related Percentage Level shall be determined by interpolation between the corresponding data points in the second column of the table as follows: the difference between the Cumulative Revenue and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the Revenue-Related Percentage Level. If the Company’s Cumulative EPS is between any two data points set forth in the third column of the above table, the EPS-Related Percentage Level shall be similarly determined by interpolation between the corresponding data points in the fourth column of the table. For example, if the Company’s Cumulative Revenue is $_______ and the Company’s Cumulative EPS is $_______, then the Revenue-Related Percentage Level will be 115%, the EPS-Related Percentage Level will be 165%, and the Payout Factor will therefore equal 140%.

2.2      Subject to adjustment in accordance with Sections 2.4, 2.5 and 2.6 below, the Company’s “Cumulative Revenue” for the Performance Period shall equal the sum of the Company’s revenues for the _______ fiscal years of the Company in the Performance Period. For this purpose, the Company’s revenues for each fiscal year of the Company during the Performance Period shall be as set forth in the audited consolidated financial statements of the Company and its subsidiaries.

2.3      Subject to adjustment in accordance with Sections 2.4, 2.5 and 2.6 below, the Company’s “Cumulative EPS” for the Performance Period shall equal the sum of the Company’s diluted earnings per common share for the _______ fiscal years of the Company in the Performance Period. The Company’s diluted earnings per common share for each fiscal year of the Company during the Performance Period shall be as set forth in the audited consolidated financial statements of the Company and its subsidiaries.

2.4      In the event that any acquisition of a business shall occur during the Performance Period, the Company’s Cumulative Revenue for the Performance Period shall be appropriately adjusted to exclude the revenues of the acquired business, and the Company’s Cumulative EPS for the Performance Period shall be appropriately adjusted to approximate the Cumulative EPS as if the acquisition had not occurred, by (a) excluding any costs of the acquisition recorded by the Company, (b) excluding the operating income of the acquired business, (c) reducing interest expense for any cash paid or debt incurred to fund the acquisition based on the actual interest rate of such debt or the Company’s average interest rate for borrowed funds, (d) adjusting the tax provision to reflect the adjusted amount of pre-tax income after making the above adjustments, and (e) reducing weighted average shares outstanding used for the EPS calculation by the number of Company shares, if any, issued in the acquisition.

2.5      In the event that any divestiture of a business shall occur during the Performance Period, the Company’s Cumulative Revenue for the Performance Period shall be appropriately adjusted as provided in Section 2.5(i) below to reflect an assumed level of revenue of the divested business for that portion of the Performance Period occurring after the divestiture, and the Company’s Cumulative EPS for the Performance Period shall be appropriately adjusted (a) to exclude any gain or loss on the sale, (b) as provided in Section 2.5(ii) below to reflect an assumed level of operating income of the divested business for that portion of the Performance Period occurring after the divestiture, (c) to reduce interest income for any cash or notes received in the divestiture based on the actual interest rate on such notes or the Company’s average interest rate for borrowed funds, and (d) to adjust the tax provision to reflect the adjusted amount of pre-tax income after making the above adjustments.

(i)      The Company’s Cumulative Revenue for the Performance Period shall be appropriately adjusted to include the Imputed Revenues of the divested business. “Imputed Revenues” shall mean the result obtained by multiplying the Average Daily Revenues of the divested business by the number of calendar days in the Performance Period occurring after the divestiture. “Average Daily Revenues” shall mean the result obtained by dividing (x) the revenues of the divested business during that portion of the Performance Period occurring prior to the divestiture by (y) the number of calendar days in the Performance Period occurring prior to the divestiture.

(ii)      The Company’s Cumulative EPS for the Performance Period shall be appropriately adjusted to reflect the Imputed Operating Income of the divested business. “Imputed Operating Income” shall mean the result obtained by multiplying the Average Daily Operating Income of the divested business by the number of calendar days in the Performance Period occurring after the divestiture. “Average Daily Operating Income” shall mean the result obtained by dividing (x) the operating income of the divested business during that portion of the Performance Period occurring prior to the divestiture by (y) the number of calendar days in the Performance Period occurring prior to the divestiture.

2.6      If the Company implements a change in accounting principle during the Performance Period either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then Cumulative Revenue and Cumulative EPS shall be adjusted to eliminate the impact of the change in accounting principle.

2.7      All financial computations required to effect adjustments pursuant to Sections 2.4, 2.5 and 2.6 shall be calculated by the Company in accordance with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of the audited consolidated financial statements of the Company and its subsidiaries.

3.      Employment Condition. In order to receive the Dollar Target Award Payment determined under Section 2, Recipient must be employed by the Company or a subsidiary of the Company on the last day of the Performance Period. If Recipient’s employment by the Company and its subsidiaries is terminated at any time prior to the end of the Performance Period, for any reason or no reason, with or without cause, including because of death or disability, Recipient shall not be entitled to receive the Dollar Target Award Payment or any portion thereof.

4.      Certification and Payment. As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final year of the Performance Period, the Company shall calculate the Dollar Target Award Payment payable to Recipient. This calculation shall be submitted to the Committee. Notwithstanding anything to the contrary in this Agreement, the Committee may, in its sole discretion, reduce or eliminate the calculated Dollar Target Award Payment based on circumstances relating to the performance of the Company or Recipient. Without limiting the generality of the foregoing, if at any time during the Performance Period Recipient’s base pay is reduced or Recipient is assigned a different title, job or set of responsibilities resulting in a decrease in Recipient’s level of responsibility for the Company (any such reduction in base pay or assignment resulting in a decrease in Recipient’s level of responsibility for the Company, a “Demotion”), the Committee may, in its sole discretion, reduce or eliminate the calculated Dollar Target Award Payment. Recipient acknowledges and agrees that, in the event the Committee reduces or eliminates the calculated Dollar Target Award Payment in connection with any Demotion occurring during the Performance Period, the Company intends for such reduction or elimination to constitute the “proration” of Recipient’s Dollar Target Award with respect to such Demotion described in Plan-related documents prepared by the Company and delivered to Recipient; and that, in connection with any Demotion, in the event of any inconsistency between the “proration” provisions of any such Plan-related documents and the provisions of this Agreement, the provisions of this Agreement shall control.

The Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the level of Cumulative Revenue and Cumulative EPS attained by the Company and the Dollar Target Award Payment (if any) payable to Recipient. The Recipient shall receive the Dollar Target Award Payment so certified, subject to applicable tax withholding, in cash on August 15, 20__. Notwithstanding the foregoing, if Recipient shall have made a valid election to defer receipt of all or any portion of the Dollar Target Award Payment pursuant to the terms of the Company’s Deferred Compensation Plan (a “Deferral Election”), payment of all or such portion of the Dollar Target Award Payment so deferred shall be made in accordance with the terms of the Deferred Compensation Plan and the Deferral Election.

5.      Tax Withholding. Recipient acknowledges that the amount of the Dollar Target Award Payment payable to Recipient (other than any amount deferred pursuant to a Deferral Election) will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on this income amount.

6.      Promotions. If at any time during the Performance Period Recipient’s base pay is increased or Recipient is assigned a different title, job or set of responsibilities resulting in an increase in Recipient’s level of responsibility for the Company (any such increase in base pay or assignment resulting in an increase in Recipient’s level of responsibility for the Company, a “Promotion”), the Company may, but shall not be required to, grant to Recipient an additional award (the “Mid-Plan Grant”) on terms similar to those provided in this Agreement. Any such Mid-Plan Grant shall constitute a grant separate from and independent of the grant represented by this Agreement, and any such Mid-Plan Grant shall not be granted under the Plan and shall not qualify as performance-based compensation under Section 162(m) of the Code. The terms and conditions of any Mid-Plan Grant shall be set forth in a separate, Mid-Plan Grant agreement between the Company and Recipient in the form determined by the Company in its sole discretion (a “Mid-Plan Grant Agreement”). Recipient acknowledges and agrees that no Mid-Plan Grant shall be payable to Recipient unless Recipient executes and delivers a Mid-Plan Grant Agreement in connection therewith. Recipient acknowledges and agrees that any Mid-Plan Grant granted to Recipient in connection with any Promotion during the Performance Period will be intended to constitute the “proration” of Recipient’s Dollar Target Award with respect to such Promotion described in Plan-related documents prepared by the Company and delivered to Recipient; and that, in connection with any Promotion, in the event of any inconsistency between the “proration” provisions of any such Plan-related documents and the provisions of this Section 6 and the Mid-Plan Grant Agreement, the provisions of this Section 6 and the Mid-Plan Grant Agreement shall control.

7.      Clawback Policy. The Recipient acknowledges and agrees that any amount paid to the Recipient under this Agreement shall be subject to possible repayment to the Company under the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Board of Directors and the Committee and in effect on the date the Committee authorized the award under this Agreement.

8.      No Right to Employment. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or any of its subsidiaries or to continue to provide services to the Company or any of its subsidiaries or to interfere in any way with the right of the Company or any of its subsidiaries to terminate Recipient’s services at any time for any reason, with or without cause.

9.      Miscellaneous.

9.1      Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

9.2      Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

9.3      No Assignment; Rights and Benefits. Recipient shall not sell, assign, pledge or otherwise transfer this Agreement or any rights hereunder, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any purported sale, assignment, pledge or transfer by Recipient shall be null and void. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

9.4      Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.5      Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

9.6      Headings. The headings in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

NIKE, INC.

By

Title

NIKE, INC.

APPENDIX TO THE

FY ____ LONG-TERM INCENTIVE AWARD AGREEMENT

FOR NON-U.S. RECIPIENTS

This Appendix includes additional terms and conditions that govern the awards for Recipients residing outside of the U.S. on the date the Committee authorized the award under this Agreement. Moreover, if the Recipient relocates outside of the U.S. during the Performance Period or prior to the payment of the Dollar Target Award Payment, the additional terms and conditions in this Appendix will apply to the Recipient to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Capitalized terms not explicitly defined in this Appendix but defined in this Agreement shall have the same definitions as in this Agreement.

Tax Withholding

The following provision replaces Section 5 of this Agreement in its entirety:

Regardless of any action the Company or Recipient’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding related to the award and legally applicable to Recipient (“Tax-Related Items”), Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Recipient’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Recipient further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award including the grant, vesting or payout of the award; and (2) do not commit to structure the terms of the award or any aspect of the award to reduce or eliminate Recipient’s liability for Tax-Related Items or achieve any particular tax result.

Prior to any relevant taxable or tax withholding event, as applicable, Recipient will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Recipient authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Recipient from his or her wages or other cash compensation paid to Recipient by the Company and/or the Employer or from the Dollar Target Award Payment. Finally, Recipient shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the award that cannot be satisfied by the means previously described. The Company may refuse to pay the Dollar Target Award Payment to Recipient if Recipient fails to comply with his or her obligations in connection with Tax-Related Items.

Nature of Grant

By accepting the grant of the award evidenced by this Agreement, Recipient acknowledges, understands and agrees that:

APP-1

(a)	the award is granted voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in this Agreement;

(b)	the award is voluntary and occasional and does not create any contractual or other right to receive future awards of cash, or benefits in lieu of cash awards even if cash awards have been awarded repeatedly in the past;

(c)	all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)	Recipient is voluntarily accepting the grant of the award;

(e)	the award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Recipient’s employment contract, if any;

(f)	the award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary of the Company;

(g)	the award will not be interpreted to form an employment contract with the Company or any subsidiary of the Company;

(h)	no claim or entitlement to compensation or damages shall arise from forfeiture of the award, termination of Recipient’s employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws) or recoupment of all or any portion of the award resulting from the Clawback Policy described in Section 7 of this Agreement, and in consideration of the award, to which Recipient is not otherwise entitled, Recipient irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting the award, Recipient shall be deemed irrevocably to have agreed not to pursue such claim, and Recipient agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)	notwithstanding any terms or conditions of this Agreement to the contrary, for purposes of Section 3 of this Agreement, Recipient’s employment will be considered terminated as of the date that Recipient is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when Recipient is no longer actively employed for purposes of this Agreement;

APP-2

(j)	it is Recipient’s sole responsibility to investigate and comply with any exchange control laws applicable to Recipient in connection with the Dollar Target Award Payment; and

(k)	the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the award. Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the award before taking any action in relation thereto.

Data Privacy

Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Recipient’s personal data as described in this Appendix by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the award.

Recipient understands that the Company and the Employer hold certain personal information about Recipient, including, but not limited to, Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of any entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in Recipient’s favor, for the purpose of implementing, administering and managing the award (“Data”). Recipient understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the award, that these recipients may be located in Recipient’s country or elsewhere, and that the transferee’s country may have different data privacy laws and protections from Recipient’s country. Recipient understands that Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting Recipient’s local human resources representative. Recipient authorizes the transferees to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the award. Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the award. Recipient understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Recipient’s local human resources representative. Recipient understands, however, that refusing or withdrawing his or her consent may affect Recipient’s ability to benefit from the award. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, Recipient understands that he or she may contact his or her local human resources representative.

APP-3

Language

If Recipient has received this Agreement or any other document related to the award translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

APP-4